EXHIBIT 99.1

Wayne Savings Bancshares, Inc. Announces Earnings for the Quarter and Year Ended March 31, 2011

WOOSTER, Ohio, May 31, 2011 (GLOBE NEWSWIRE) -- Wayne Savings Bancshares, Inc. (Nasdaq:WAYN), the holding company parent of Wayne Savings Community Bank, reported net income of $2,198,000 or $0.75 per diluted share for the fiscal year ended March 31, 2011, compared to $2,237,000 or $0.77 per diluted share for the fiscal year ended March 31, 2010. The 2% decrease in net income for the fiscal year was primarily due to an increase in the provision for impairment on foreclosed assets held for sale, a decrease in net interest income and a decrease in noninterest income, partially offset by a decrease in the provision for loan losses.

Net interest income decreased $524,000 for fiscal 2011 compared to fiscal 2010. Interest income decreased $2.0 million during fiscal 2011 compared to fiscal 2010, mainly due to lower overall market interest rates during fiscal 2011 compared to fiscal 2010 and the corresponding impact on new loan originations and existing adjustable rate loans, as well as the effect of prepayments on existing fixed rate loans and mortgage-backed securities, where borrowers refinanced from higher rates into lower rates. Interest expense decreased $1.4 million during fiscal 2011 compared to fiscal 2010 mainly as a result of decreased rates paid on deposits and a continuing shift in the composition of deposits, as depositors continued to shift deposits from term certificates of deposit into checking, money market and savings accounts while they wait for higher interest rates on term deposits. Management continued to adhere to a pricing strategy of not competing for high rate retail certificates of deposit unless a profitable customer relationship was involved.

Noninterest income decreased $196,000, mainly due to a decrease of $155,000 in service fees, charges and other operating income, the absence of $122,000 in gain on sale of available-for-sale securities that was realized in fiscal 2010 that did not recur in fiscal 2011 and a decrease of $23,000 in gain on sale of residential mortgage loans, partially offset by a $76,000 increase in gain on disposal of real estate acquired through foreclosure, a $23,000 increase in trust income and a $5,000 increase in earnings on bank-owned life insurance.

Noninterest expense increased $431,000, mainly due to a $621,000 increase in provision for impairment on foreclosed assets held for sale and a $107,000 increase in compensation costs, partially offset by a $211,000 decrease in federal deposit insurance premiums, a $56,000 decrease in occupancy and equipment costs and a $21,000 decrease in other expense. The decrease in federal deposit insurance premiums was due to the absence of a special deposit insurance assessment imposed on all insured financial institutions that was paid in fiscal 2010 and did not recur during fiscal 2011.

A provision for loan losses of $552,000 was made for fiscal year 2011 compared to the provision of $1,643,000 made for fiscal year 2010, a decrease of $1,091,000. The provision is based on management's assessment of probable incurred losses in the loan portfolio. The decrease was mainly due to a decrease in loan portfolio balances and management's analysis of economic factors in the Company's market area and the modest improvement in those factors from fiscal 2010 to fiscal 2011, partially offset by the allocation of a portion of the allowance for loan and lease losses to loans with specifically identified probable impairment and provisions required to address the identified impairment.

At March 31, 2011, non-performing assets (loans and real estate acquired through foreclosure) increased to $7.4 million, or 1.81% of total assets, compared to $7.2 million, or 1.78% of total assets at March 31, 2010. The increase in non-performing assets was mainly due to an increase in non-accrual loans, partially offset by a decrease in foreclosed assets held for sale. Management has evaluated all non-accrual loans for specific impairment, based on, among other factors, a new appraisal, and made the necessary specific provisions to reflect identified probable impairment. All non-accrual loans are in an active workout process, and based on current information, management expects that the adjusted carrying value of the loans will be realized.

For the fourth fiscal quarter ended March 31, 2011, net income was $405,000 or $0.14 per diluted share, compared to $418,000 or $0.15 per diluted share for the quarter ended March 31, 2010. The decrease in net income was primarily due to a decrease in net interest income and an increase in the provision for impairment on foreclosed assets held for sale, partially offset by a decrease in the provision for loan losses, a decrease in non-interest expense and a decrease in federal income tax expense.

Net interest income decreased $141,000 for the quarter ended March 31, 2011, compared to the quarter ended March 31, 2010. Interest income decreased $438,000 during the 2011 quarter mainly due to lower overall market interest rates compared to the 2010 quarter. Interest expense decreased $297,000 during the quarter mainly as a result of decreased rates paid on deposits and a change in the composition of deposits. During the quarter, depositors continued to shift deposits from term certificates of deposit into checking, money market and savings accounts while they wait for higher interest rates on term deposits.

Noninterest income decreased $83,000, mainly due to a decrease of $55,000 in service fees, charges and other operating income, the absence of $31,000 in gain on the sale of available-for-sale securities that did not recur in the 2011 quarter and a decrease of $17,000 in gain on the sale of residential mortgage loans, partially offset by an increase of $10,000 in trust income and an increase of $10,000 in income on bank-owned life insurance and gain on disposal of real estate acquired through foreclosure.

Noninterest expense increased $210,000 for the quarter ended March 31, 2011 compared to the quarter ended March 31, 2010, primarily due to an increase of $354,000 in provision for impairment on foreclosed assets held-for-sale, partially offset by decreases of $114,000 in other operating expense and $29,000 in compensation expense. Federal income tax expense decreased $15,000 as pre-tax income decreased for the 2011 period compared to the 2010 period.

A provision for loan losses of $122,000 was made for the quarter ended March 31, 2011 compared to $528,000 provided during the quarter ended March 31, 2010 based on management's assessment of probable incurred losses in the loan portfolio. The decrease of $406,000 was mainly due to a decrease in loan portfolio balances and management's analysis of economic factors in the Company's market area and the modest improvement in those factors in the fiscal 2011 quarter compared to the fiscal 2010 quarter, partially offset by the allocation of a portion of the allowance for loan losses to loans with specifically identified probable impairment and provisions required to address the identified impairment.

At March 31, 2011, Wayne Savings Bancshares, Inc. reported total assets of $407.7 million, an increase of $1.7 million from total assets of $406.0 million at March 31, 2010. The allowance for loan losses totaled $3.2 million, or 1.32% of loans at March 31, 2011, an increase of $377,000 from $2.8 million, or 1.13% of loans at March 31, 2010. Deposits totaled $320.1 million, an increase of $8.1 million from total deposits of $311.9 million at March 31, 2010. The composition of deposits continues to shift in response to customer preferences for liquidity and the low interest rate environment, with increases of $6.1 million in checking deposits and $10.5 million in savings and money market deposits partially offset by a decrease of $8.5 million in time deposits. Stockholders' equity at March 31, 2011 amounted to $38.3 million, or 9.39% of total assets, compared to $37.0 million, or 9.11% of total assets at March 31, 2010. The increase in stockholders' equity was mainly due to the addition of net income, partially offset by the payment of dividends and a decrease in other comprehensive income associated with unrealized gains on securities available-for-sale.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio. Additional information about Wayne Savings Community Bank is available at www.waynesavings.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data - unaudited)

	For the Three Months ended March 31,

	2011	2010

Quarterly Results

Net Interest Income	$3,132	$3,273
Net Income	$405	$418
Earnings Per Share:
Basic	$ 0.14	$ 0.15
Diluted	$ 0.14	$ 0.15
Return on Average Assets (Annualized)	0.40%	0.41%
Return on Average Equity (Annualized)	4.25%	4.51%

	For the Twelve Months ended March 31,

	2011	2010

Year to Date Results

Net Interest Income	$12,771	$13,295
Net Income	$2,198	$2,237
Earnings Per Share:
Basic	$ 0.75	$ 0.77
Diluted	$ 0.75	$ 0.77
Return on Average Assets (Annualized)	0.54%	0.55%
Return on Average Equity (Annualized)	5.75%	6.19%

	March 31, 2011	March 31, 2010

End of Period Data

Total Assets	$407,738	$406,032
Stockholders' Equity to Total Assets	9.39%	9.11%
Shares Outstanding	3,004,113	3,004,113
Book Value Per Share	$12.74	$12.31

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, except per share data - unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2011	2010	2011	2010

Interest income	$ 4,296	$ 4,734	$ 17,985	$ 19,940
Interest expense	1,164	1,461	5,214	6,645
Net interest income	3,132	3,273	12,771	13,295
Provision for loan losses	122	528	552	1,643
Net interest income after provision for loan losses	3,010	2,745	12,219	11,652
Noninterest income	368	451	1,831	2,027
Noninterest expense	2,904	2,694	11,267	10,836
Income before federal income taxes	474	502	2,783	2,843
Provision for federal income taxes	69	84	585	606
Net income	$ 405	$ 418	$ 2,198	$ 2,237

Earnings per share
Basic	$ 0.14	$ 0.15	$ 0.75	$ 0.77
Diluted	$ 0.14	$ 0.15	$ 0.75	$ 0.77

Dividends per share	$ 0.06	$ 0.06	$ 0.24	$ 0.21

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	March 31, 2011	March 31, 2010
	(Unaudited)
ASSETS

Cash and cash equivalents	$8,271	$9,875
Investment securities, net (1)	132,547	120,561
Loans receivable, net	239,993	247,006
Federal Home Loan Bank stock	5,025	5,025
Premises & equipment	6,892	7,291
Foreclosed assets held for sale, net	2,214	2,888
Other assets	12,796	13,386
TOTAL ASSETS	$407,738	$406,032

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposit accounts	$320,072	$311,934
Other short-term borrowings	6,373	7,454
Federal Home Loan Bank Advances	39,507	45,500
Accrued interest payable and other liabilities	3,507	4,149
TOTAL LIABILITIES	369,459	369,037

Common stock (3,978,731 shares of $.10 par value issued)	398	398
Additional paid-in capital	35,997	36,012
Retained earnings	15,828	14,332
Shares acquired by ESOP	(719)	(807)
Treasury Stock, at cost - 974,618 shares	(14,530)	(14,530)
Accumulated other comprehensive income	1,305	1,590
TOTAL STOCKHOLDERS' EQUITY	38,279	36,995

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$407,738	$406,032

(1) Includes held to maturity classifications.
CONTACT: H. Stewart Fitz Gibbon III
         Executive Vice President
         Chief Financial Officer
         (330) 264-5767